Exhibit 10.1

Eric Wiseman
Lead Independent Director

February 25, 2026

David Cordani

Dear David:

I am pleased to confirm that the Board of Directors has approved the following changes to your compensation package effective July 1, 2026 (the “Effective Date”), in connection with the assumption of your role as Executive Chair of The Cigna Group:

•Base Salary – Your base salary will increase to a pre-tax annualized rate of $ 1,000,000.

•Annual Incentive – Your annual incentive target will be $ 2,000,000 and will be pro-rated for 2026 (payout in 2027) based on the Effective Date. As you know, the annual incentive is typically paid in the first quarter of the year following the performance year and is not considered earned until the paid.

•Long-Term Incentive – You will continue to be eligible for annual long-term incentive awards, subject to the approval of the Board of Directors. Grants will are typically awarded in the first quarter each year.

Your stock ownership guideline will continue to be eight times your base salary.

Your employment will remain as an at-will employee, meaning that you or the Company has the right to terminate your employment relationship at any time for any reason or no reason. The changes above have no impact on previously awarded bonuses, stock options, restricted stock or SPS grants. As an executive of the company, your compensation will be subject to any future program changes.

David, congratulations on your new role. I look forward to continuing to partner with you.

Sincerely,

/s/ Eric Wiseman

Eric Wiseman

cc:	K. Stevens
N. Ryan